As filed with the Securities and Exchange Commission on October 15, 1998
                                              Registration No. 333-______
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             --------------------

                                    FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             --------------------

                               NL INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

               New Jersey                             13-5267260
      (State or other jurisdiction                 (I.R.S. Employer
          of incorporation or                     Identification No.)
              organization)

   16825 Northchase Drive, Suite 1200
             Houston, Texas                              77060
          (Address of principal                       (Zip Code)
           executive offices)

                             --------------------

              NL INDUSTRIES, INC. 1998 LONG-TERM INCENTIVE PLAN
                            (Full title of the plan)

                             --------------------

                              David B. Garten, Esq.
                       16825 Northchase Drive, Suite 1200
                              Houston, Texas 77060
                                 (281) 423-3300
                       (Name, address and telephone number
                    including area code of agent for service)

                             --------------------
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                         CALCULATION OF REGISTRATION FEE

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                                     Proposed      Proposed
                                     maximum       maximum
      Title of          Amount       offering     aggregate
     Securities          to be      price per      offering       Amount of
       to be          registered     share           price       registration
     registered           (1)        (2)(3)         (2)(3)         fee (3)
-----------------    ------------  ------------  ------------    ------------

Common Stock, par
value $0.125 per
share                  5,000,000     $13.3125    $66,562,500      $19,635.94
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(1)   Pursuant to Rule 416,  additional shares of the registrant's common stock, par value $0.125 per share (the "Common Stock") issuable pursuant to the exercise of awards granted or to be granted under the plan in order to prevent dilution resulting from any future stock split, stock dividend or similar transaction are also being registered hereunder.

(2)   Estimated solely for the purpose of calculating the registration fee.

(3) Calculated pursuant to Rule 457(c) and (h). Accordingly, the registration fee is based on 5,000,000 shares of Common Stock reserved for issuance under the plan, at a price per share of $13.3125, which is the average of the highest and lowest selling price per share of Common Stock on the New York Stock Exchange, Inc. on October 13, 1998.
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                                     PART I

               INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS


      Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

                                     PART II

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The registrant hereby incorporates by reference in this registration statement the following documents previously filed by the registrant with the Securities and Exchange Commission (the "Commission"):

            (1) the registrant's Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 1997;

            (2) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1997;

            (3) the description of the common stock, par value $0.125 per share, of the registrant (the "Common Stock") set forth in a registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

            (4) all documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

Item 6.  Indemnification of Directors and Officers.


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      Sections  14A:2-7 and 14A:6-14 of the New Jersey Business  Corporation Act
(the "BCA") permit a New Jersey corporation to limit the personal liability of its directors in accordance with the provisions set forth therein.

      Section 14A:3-5 of the New Jersey BCA contains provisions permitting New Jersey corporations to indemnify corporate agents against expenses, including reasonable costs, disbursements and counsel fees, and amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation. The indemnification and advancement of expenses provided by or granted pursuant to Section 14A:3-5 does not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise, provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit. Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent has met the applicable standard of conduct. Such determination shall be made (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who are not parties to or otherwise involved in such proceeding, (b) if such a quorum is not obtainable, or even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or (c) by the shareholders of the corporation. Notwithstanding the foregoing, to the extent that a corporate agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Subsections 14A:3-5(2) and 14A:3-5(3), or in defense of any claim, issue or matter therein, he shall be indemnified against reasonable costs, disbursements and counsel fees in connection therewith.

      The  by-laws  of  the  registrant  provide  for   indemnification  of  its
directors,  officers,  trustees,  employees  or  agents  to the

                                      II-2

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fullest extent  permitted by law against  expenses and liabilities in connection with any proceeding involving them by reason of their being or having been such director, officer, trustee, employee or agent.

Item 8.  Exhibits.

      Reference is made to the Exhibit Index that immediately precedes the exhibits filed with this Registration Statement.

Item 9.  Undertakings.

      A.    The undersigned registrant hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such

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indemnification  is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                      II-4

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on October 15, 1998:

                                       NL INDUSTRIES, INC.




                                       By:   /s/ Dennis G. Newkirk
                                             Vice President & Controller


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Dennis G. Newkirk and David B. Garten, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


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      Pursuant to the  requirements  of the  Securities  Act, this  registration statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                         Title                     Date
            ---------                         -----                     ----

/s/ Harold C. Simmons             Chairman of the Board and     October 15, 1998
---------------------             Director (Principal
Harold C. Simmons                 Executive Officer)



/s/ J. Landis Martin              President and Chief           October 15, 1998
---------------------             Executive Officer and
J. Landis Martin                    Director



/s/ Susan E. Alderton             Vice President, Chief         October 15, 1998
---------------------             Financial Officer and
Susan E. Alderson                 Treasurer  (Principal
                                  Financial Officer)


/s/ Joseph S. Compofelice         Director                      October 15, 1998
-------------------------
Joseph S. Compofelice




/s/ Dennis G. Newkirk             Vice President and            October 15, 1998
---------------------             Controller (Principal
Dennis G. Newkirk                 Accounting Officer)


/s/ Dr. Lawrence A. Wigdor        Executive Vice President      October 15, 1998
--------------------------        and Director
Dr. Lawrence A. Wigdor


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                                INDEX TO EXHIBITS

   Exhibit                         Description of Exhibit
   -------                         ----------------------

    4.1 Amended and Restated Certificate of Incorporation dated June 28, 1990 (incorporated by reference to Exhibit 1 to the Registrant's Proxy Statement on Schedule 14A for the annual meeting held on June 28, 1990).

    4.2 By-laws of the Registrant, as amended June 28, 1990 (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

    4.3 NL Industries, Inc. 1998 Long-Term Incentive Plan (incorporated by reference to Registrant's Proxy Statement on Schedule 14A for the annual meeting held on May 6, 1998).

    5.1*      Opinion of Bartlit Beck Herman Palenchar & Scott

   23.1 Consent of Bartlit Beck Herman Palenchar & Scott (included in opinion filed as Exhibit 5.1).

   23.2*      Consent of PricewaterhouseCoopers L.L.P.

   24.1 Power of Attorney (see the initial signature page of this registration statement).

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*     Filed herewith.